Exhibit 4.4

OCTAVE INTELLIGENCE PLC
LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
This Restricted Share Unit Award Agreement (this “Award Agreement”) evidences an award of restricted share units by Octave Intelligence plc, an Irish incorporated public limited company (the “Company”; together with the Company’s direct and indirect subsidiaries, the “Company Group”) under the Octave Intelligence plc Long-Term Incentive Plan (as amended from time to time, the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	[Participant Name] (the “Grantee”).
Grant Date:	[Grant Date] (the “Grant Date”).
Number of Units:	See Annex A attached hereto (which includes the definition of “Units”).
Vesting Schedule:
Subject to the Grantee’s continued employment with the Company Group and except as otherwise provided in this Award Agreement or the Plan, the Units shall vest as provided in Annex B attached hereto.
The Units will vest only if the Grantee is, and has been, continuously employed by the Company Group from the Grant Date through the applicable vesting date (each a “Vesting Date”, as more particularly defined on Annex B) and will be forfeited without consideration upon any termination or cessation of employment for any reason prior to a Vesting Date.

Notwithstanding the foregoing and any provision in the Plan:

A.Upon the Grantee’s death or Disability all outstanding, unvested Units will continue to vest on the applicable Vesting Date(s). For this purpose, “Disability” means (a) with respect to a Grantee employed pursuant to a written employment agreement, which agreement includes a definition of “Disability,” “Disability” as defined in that agreement, or (b) with respect to any other Grantee, inability to perform the essential functions of the Grantee’s then-existing position or positions with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period as a result of physical or mental incapacity or illness;

B.Upon the Grantee’s termination of employment by the Company Group without Cause or by the Grantee for Good Reason, in each case on or within two years after a Change in Control (a “Qualifying CIC Termination”), any outstanding, unvested Units will immediately vest as of the date of such termination in accordance with Section 3.6.1 of the Plan; and

C.Unless determined otherwise by the Committee in its sole discretion, upon the Grantee’s termination of employment for any other reason, any outstanding, unvested Units will be immediately forfeited as of the date of such termination.

Dealing Restriction:
If on a date on which Units are due to vest under this Award Agreement a Dealing Restriction applies to the Units, the Units shall vest on the date on which such Dealing Restriction lifts (and such date will be the applicable Vesting Date). For purposes of this Award Agreement, “Dealing Restriction” means restrictions imposed by the Company’s Insider Trading Policy or any other share dealing code adopted by the Company from time to time, or any Applicable Law which imposes restrictions on share dealing.

Delivery Date:
No later than 30 days after the applicable Vesting Date (or, if earlier, the date of the Grantee’s termination of employment due to a Qualifying CIC Termination), subject to Applicable Law, the Company will issue to the Grantee (or at the Grantee’s direction) one Share (or the cash equivalent thereof) for each vested Unit, subject to applicable tax withholding as provided in Section 3.2 of the Plan (the date on which the Shares are so issued, the “Delivery Date”).

Dividend Equivalents and Voting:
On each Delivery Date, the Company will pay to the Grantee a cash amount equal to the product of (x) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the Units were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to the applicable Delivery Date and (y) the number of Shares delivered to the Grantee on the applicable Delivery Date (including for this purpose any Shares which would have been delivered on the applicable Delivery Date but for being withheld to satisfy tax withholding obligations). The Grantee will have no voting rights with respect to any of the Shares underlying any Units until such Shares (which may be in registered, book-entry or such other form as the Committee may approve) are issued and delivered to the Grantee or at the Grantee’s direction in accordance with this Award Agreement recorded in the register of members and such other books and records of the Company or its transfer agents or registrar as may be required and delivered to the Grantee or at its direction (including through electronic delivery to a brokerage account).

Section 409A:
Payments under this Award Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and this Award Agreement shall be administered accordingly. Notwithstanding anything to the contrary contained in this Award Agreement or any employment agreement the Grantee has entered into with the Company Group (“Employment Agreement”), to the extent that any payment under this Award Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Grantee by reason of termination of the Grantee’s Employment, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment shall not be made before the date that is six months after the date of the Grantee’s separation from service (or the Grantee’s earlier death). Each payment under this Award Agreement shall be treated as a separate payment for purposes of Section 409A.

Tax Representations; Withholdings:
The Grantee is advised to review with his or her own tax advisors the international, federal, state and local tax consequences of receiving the Units. The Grantee hereby represents to the Company that he or she is relying solely on such advisors and not on any statements or representations of the Company, its Affiliates or any of their respective agents. If, in connection with the Units, the Company or any Affiliate is required to withhold any amounts by reason of any international, federal, state or local tax, such withholding shall be effected in accordance with Section 3.2 of the Plan. If the Units vest prior to payment, then the Grantee agrees to cooperate with the Company to satisfy any tax withholding obligations, in such manner as determined by the Committee in its sole discretion.

Transfer Restrictions:
The Grantee may not sell, exchange, transfer, assign, pledge, hypothecate or otherwise encumber the Units or the Shares underlying the Units, other than to the extent provided in Section 3.5 of the Plan.

Clawback:
The Units will be subject to any clawback or recapture policy that the Company may adopt from time to time, including the Octave Intelligence plc Clawback Policy, to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Units or Shares underlying the Units (or any cash equivalents paid) be repaid to the Company after they have been issued, delivered or paid to the Grantee.

Amendment:
The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, except that the Committee shall not make any amendment in a manner unfavorable to the Grantee (other than if immaterial), without the Grantee’s consent. Any amendment of this Award Agreement shall be in writing and signed by an authorized member of the Committee or a person or persons designated by the Committee.

Governing Law:
This Award Agreement shall be deemed to be made under, and in all respects be interpreted, construed and governed by and in accordance with, the laws of the State of Alabama without regard to conflict of law principles.

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Units. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any Employment Agreement, the terms of the Employment Agreement will control. By accepting this Award Agreement, the Grantee agrees to be subject to the terms and conditions of the Plan.
The Company may, in its sole and absolute discretion, decide to deliver any documents related to the Units awarded under the Plan or future units that may be awarded under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the

Company. The Grantee will not raise the use of electronic delivery as a defense to the formation of a contract. This Award Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page follows.]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

OCTAVE INTELLIGENCE PLC

By
Name:
Title:

GRANTEE

By
	Name:	[●]

[Signature Page to Restricted Share Unit Award Agreement.]

Annex A

A-1-

Annex B

B-1